                            EXHIBIT 15


To the Shareholders and Board of Directors of Sears, Roebuck and Co.

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sears, Roebuck and Co. for the three-month periods ended March 29, 1997 and March 30, 1996, as indicated in our report dated April 17, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the three-month period ended March 29, 1997, is incorporated by reference in Registration Statement Nos. 2-64879, 2-80037, 33-18081, 33-23793, 33-41485, 33-43459, 33-45479, 33-55825,
33-58139, 33-58851, 33-64345, 333-8141 of Sears, Roebuck and
Co.; Registration No. 333-9817 of Sears, Roebuck and Co. and Sears Roebuck Acceptance Corp.; Registration Statement Nos. 33-57205 and 333-11973 of Sears, Roebuck and Co. and the Savings and Profit Sharing Fund of Sears Employees; Registration Statement No. 33-44671 of Sears, Roebuck and Co. and Sears DC Corp.; and Registration Statement Nos. 33-64775 and 333-18591 of Sears, Roebuck and Co. and Sears, Roebuck and Co. Deferred Compensation Plan.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



Deloitte & Touche LLP

Chicago, Illinois
April 17, 1997